================================================================================

UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                                NIDEC CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    654090109
                                 (CUSIP Number)


                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

         [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          7,504,871
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        7,504,871
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,504,871
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       The Bank of Tokyo-Mitsubishi UFJ, Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          3,014,144
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        3,014,144
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,014,144
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          2,831,553
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        2,831,553
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,831,553
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          505,774
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        505,774
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       505,774
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Securities International plc
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       London, United Kingdom
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          226,254
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        226,254
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       226,254
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          318,300
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        318,300
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,300
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entitles only)

       MU Investments Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                           (a)   [_]
                                                                    (b)   [_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                  5     SOLE VOTING POWER

        SHARES                          835,100
                                ------------------------------------------------
     BENEFICIALLY                 6     SHARED VOTING POWER

       OWNED BY                         -0-
                                ------------------------------------------------
         EACH                     7     SOLE DISPOSITIVE POWER

       REPORTING                        835,100
                                ------------------------------------------------
        PERSON                    8     SHARED DISPOSITIVE POWER

         WITH                           -0-
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       835,100
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)
                                                                          [_]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.6%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON (See Instructions)

       CO
--------------------------------------------------------------------------------

-----------------------
CUSIP NO. 654090109
-----------------------


ITEM 1

         (a)      NAME OF ISSUER

                  Nidec Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  338 Kuzetonoshiro-cho, Minami-ku, Kyoto 601-8205, Japan


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc. ("MUFG")

                  The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

                  Mitsubishi UFJ Trust and Banking Corporation ("MUTB")

                  Mitsubishi UFJ Securities Co., Ltd. ("MUS")

                  Mitsubishi UFJ Securities International plc ("MUSI")

                  Mitsubishi UFJ Asset Management Co., Ltd. ("MUAM")

                  MU Investments Co., Ltd. ("MUI")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8330, Japan

                  BTMU:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUS:
                  4-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo, 100-6317, Japan

                  MUSI:
                  6 Broadgate, London EC2M 2AA,
                  United Kingdom

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

-----------------------
CUSIP NO. 654090109
-----------------------


                  MUI:
                  2-15 Nihonbashi Muromachi 3-chome, Chuo-ku
                  Tokyo 103-0022, Japan

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  654090109


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         MUFG:      (a)  [ ] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [X] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         BTMU:      (a)  [ ] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

-----------------------
CUSIP NO. 654090109
-----------------------

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         MUTB:      (a)  [ ] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         MUS:       (a)  [X] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

-----------------------
CUSIP NO. 654090109
-----------------------

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         MUSI:      (a)  [X] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [X] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [ ] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         MUAM:      (a)  [ ] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15
                             U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [X] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.

         MUI:       (a)  [ ] Broker dealer registered under section 15 of the
                             Act (15 U.S.C. 780).

-----------------------
CUSIP NO. 654090109
-----------------------


                    (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                             (15 U.S.C. 78c).

                    (c)  [ ] Insurance company as fined in section 3(a)(19)
                             of the Act (15 U.S.C. 78c).

                    (d)  [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                    (e)  [X] An investment adviser in accordance with
                             240.13d-1(b)(1)(ii)(E);

                    (f)  [ ] An employee benefit plan or endowment fund in
                             accordance with 240.13d-1(b)(1)(ii)(F);

                    (g)  [ ] A parent holding company or control person in
                             accordance with 240.13d-1(b)(1)(ii)(G);

                    (h)  [ ] A savings association as defined in Section
                             3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i)  [ ] A church plan that is excluded from the
                             definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j)  [ ] Group, in accordance with 240.13d.


ITEM 4   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         For MUFG

         (a) Amount Beneficially Owned:                                            7,504,871

         (b) Percent of Class:                                                         5.23%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         7,504,871

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          7,504,871

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For BTMU

         (a) Amount Beneficially Owned:                                            3,014,144

         (b) Percent of Class:                                                         2.10%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         3,014,144

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          3,014,144

             (iv) Shared power to dispose or to direct the disposition of:               -0-

-----------------------
CUSIP NO. 654090109
-----------------------

         For MUTB

         (a) Amount Beneficially Owned:                                            2,831,553

         (b) Percent of Class:                                                         1.97%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                         2,831,553

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:          2,831,553

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUS

         (a) Amount Beneficially Owned:                                              505,774

         (b) Percent of Class:                                                         0.35%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           505,774

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            505,774

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUSI

         (a) Amount Beneficially Owned:                                              226,254

         (b) Percent of Class:                                                         0.16%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           226,254

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            226,254

             (iv) Shared power to dispose or to direct the disposition of:               -0-


         For MUAM

         (a) Amount Beneficially Owned:                                              318,300

         (b) Percent of Class:                                                         0.22%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           318,300

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            318,300

             (iv) Shared power to dispose or to direct the disposition of:               -0-

-----------------------
CUSIP NO. 654090109
-----------------------

         For MUI

         (a) Amount Beneficially Owned:                                              835,100

         (b) Percent of Class:                                                         0.58%

         (c) Number of shares as to which such person has:

             (i) Sole power to vote or to direct the vote:                           835,100

             (ii) Shared power to vote or to direct the vote:                            -0-

             (iii) Sole power to dispose or to direct the disposition of:            835,100

             (iv) Shared power to dispose or to direct the disposition of:               -0-

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         As of December 31, 2005, MUFG beneficially owns 7,504,871 shares indirectly through its subsidiaries as follows: BTMU holds 3,014,144 shares; MUTB holds 2,831,553 shares; MUS holds 505,774 shares (including 226,254 shares indirectly held through MUS's subsidiary, MUSI); MUAM holds 318,300 shares; and MUI holds 835,100 shares.


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


ITEM 9   NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10  CERTIFICATION

         By signing below the filers certify that, to the extent of their best knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------
CUSIP NO. 654090109
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2006


                                   MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                   By: /s/ Takami Onodera
                                       --------------------------------
                                       Name:  Takami Onodera
                                       Title: General Manager, Credit &
                                              Investment Management Division

-----------------------
CUSIP NO. 654090109
-----------------------


                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Date: January 31, 2006



                                THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.



                                By: /s/ Takami Onodera
                                    --------------------------------
                                    Name:  Takami Onodera
                                    Title: General Manager, Credit Policy &
                                           Planning Division

-----------------------
CUSIP NO. 654090109
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2006



                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By: /s/ Koji Kawakami
                                       -----------------------------------
                                       Name:  Koji Kawakami
                                       Title: Deputy General Manager of
                                              Trust Assets Planning Division

-----------------------
CUSIP NO. 654090109
-----------------------


                                 SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: January 31, 2006



                                     MITSUBISHI UFJ SECURITIES CO., LTD.



                                     By: /s/ Shigeyasu Kasamatsu
                                         --------------------------------------
                                         Name:  Shigeyasu Kasamatsu
                                         Title: Senior Executive Officer &
                                                General Manager

-----------------------
CUSIP NO. 654090109
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     Date: January 31, 2006



                                     MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC



                                     By: /s/ Kenichi Yamana
                                         ---------------------
                                         Name:   Kenichi Yamana
                                         Title:  Managing Director

-----------------------
CUSIP NO. 654090109
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       Date: January 31, 2006



                                       MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                       By: /s/ Yasushi Inoue
                                           -----------------------------
                                           Name:  Yasushi Inoue
                                           Title: General Manager of
                                                  Risk Management Department

-----------------------
CUSIP NO. 654090109
-----------------------


                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          Date: January 31, 2006



                                          MU INVESTMENTS CO., LTD.



                                          By: /s/ Kenji Fujii
                                              -----------------------------
                                              Name:  Kenji Fujii
                                              Title: General Manager of Risk
                                                     Management Department